FIRST AMENDMENT
TO
SUBADVISORY AGREEMENT


THIS FIRST AMENDMENT TO SUBADVISORY AGREEMENT made as of the 18 day of December, 2009.

BY AND BETWEEN:


	GROSVENOR CAPITAL MANAGEMENT, L.P.,
	 an Illinois limited partnership ("Subadviser")

	BANC OF AMERICA INVESTMENT ADVISORS, INC., a Delaware corporation ("Adviser")

	COLUMBIA MANAGEMENT MULTI-STRATEGY
HEDGE FUND, LLC (to be known as of the Effective Date (as defined below) as Grosvenor Registered Multi-Strategy
Master Fund, LLC), a Delaware limited liability company
(the "Fund")


	WHEREAS, the Subadviser, the Adviser (formerly known as Liberty Asset Management Company) and the Fund are parties to that certain Subadvisory Agreement dated as of December 3, 2004 (the
"Agreement"); and

	WHEREAS, such parties wish to amend the Agreement in the manner set forth herein;

	NOW, THEREFORE, effective upon the consummation of the Plan and Agreement of Reorganization and Merger (the "Reorganization") among the Fund, Grosvenor Registered Multi-Strategy Fund (TI 1), LLC and Grosvenor Registered Multi-Strategy Fund NewSub, LLC (the "Effective Date"), and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Schedule A is amended and restated in the manner attached
hereto as Exhibit 1, to, among other things, eliminate payment by the Fund to the Subadviser of an Incentive
Allocation. Upon the Effective Date, the Subadviser shall not be entitled to receive the Incentive Allocation, notwithstanding the provisions of Section 5.5 of the Limited
Liability Company Operating Agreement of the Fund.

2.	The addresses set forth in Section 16(c) of the Agreement are amended to read as follows:

(i)		if to Subadviser, to it at:

	Grosvenor Capital Management, L.P.
	900 North Michigan Avenue, Suite 1100
	Chicago, Illinois 60611
	USA
	Attention:	Paul Meister
	Facsimile:	(312) 506-6888

(ii)		if to Adviser, to it at:

	Banc of America Investment Advisors, Inc.
	225 High Ridge Road, West Building
	Stamford, CT 06905
	USA
	Attention:	Steven L. Suss
	Facsimile: 	(800) 977-1605

(iii)		if to the Fund, to it at:

Columbia Management Multi-Strategy Hedge Fund, LLC
	225 High Ridge Road, West Building
	Stamford, CT 06905
	USA
	Attention:	Steven L. Suss
	Facsimile: 	(800) 977-1605

3.	The Fund represents that this Amendment has been approved by the members of the Board of Directors of the Fund, including a majority of the Directors who are not "interested persons"
(as defined by the Investment Company Act of 1940, as amended, and the rules thereunder) of the Fund, by vote cast in person at a meeting called for the purpose of voting on such approval.

4.	 Any future modification of the Agreement that would
reinstate the Incentive Allocation or otherwise constitute a material amendment to the Agreement shall be required to be approved by the members of the Fund.

5.	Except as hereby amended, the terms and provisions of the
Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have entered into this First Amendment as of the date first above written.


BANC OF AMERICA INVESTMENT ADVISORS, INC.


By:_/s/ Steven L. Suss_______________________
      Name:	Steven L. Suss
	Title:	Senior Vice President


GROSVENOR CAPITAL MANAGEMENT, L.P.
By:  	GCM, L.L.C., its General Partner
By:  	Grosvenor Holdings, L.L.C., Its Manager


By:_/s/ Paul Meister_________________________
	Name:	Paul Meister
	Title:	Vice President


COLUMBIA MANAGEMENT MULTI-STRATEGY
HEDGE FUND, LLC


By:_/s/ Steven L. Suss_____________________
	Name: Steven L. Suss
	Title:    President


Exhibit 1

SCHEDULE A

COMPENSATION

	Capitalized terms used in this Schedule A but not defined herein or elsewhere in this Agreement shall have the meanings given them in the Fund's Operating Agreement, as in effect from time to time.

	The compensation payable by Adviser to Subadviser under this Agreement shall, on and after the Effective Date, consist of the following:

1.	Subadvisory Fee.  Adviser will pay to Subadviser a
subadvisory fee (the "Subadvisory Fee"), monthly in arrears. The Subadvisory Fee is calculated at the annual rate of 0.750% (representing 75% of the total
Advisory Fees charged to the Fund by the Adviser) of the net asset value of the Designated Assets as of the last business day of each month. On or before the thirtieth calendar day of each month, the Fund will calculate an amount (the "Monthly Subadvisory Fee") equal to 0.0625% of the net asset value of the Designated Assets as of the last business day of the previous month, determined before giving effect to the payment of the Fund's accrued Monthly Advisory Fee being calculated or to any repurchases or distributions as of such date or any capital contributions made on such date (such capital contributions being deemed to be made as of the next day). Adviser will pay the Monthly Subadvisory Fee for each month to Subadviser on or before the thirtieth day of the following month. The Monthly
Subadvisory Fee shall be calculated on a pro rata basis in the case of any partial months.

	Within 60 days after the Fund's fiscal year end, the Fund will cause its (and the Designated Assets') net asset value as of the last business day of each month in such fiscal year to be reviewed. Based on the review, the Monthly Subadvisory Fee for each month in such fiscal year shall be recalculated. If the sum of the Monthly Subadvisory Fees (as recalculated) for such fiscal year exceeds the amounts paid already by Adviser to Subadviser in respect of such Monthly
Subadvisory Fees, then Adviser shall pay the amount of such excess to Subadviser within 45 days after the completion of the review. If the sum of the Monthly Subadvisory Fees (as recalculated) for such fiscal year is less than the amounts paid already by Adviser in respect of such Monthly Subadvisory Fees, then
Adviser shall reduce the amount of the next Monthly Subadvisory Fee paid by it to Subadviser by the amount of such deficit (and, if necessary to fully account for such deficit, subsequent Monthly Subadvisory
Fees). The Subadviser shall be entitled to review the monthly calculations and annual recalculation and all records and documents of the Fund supporting such calculations and recalculation.

2.	Reimbursement of Certain Expenses.  Within 30 days of
the Fund's receipt of reasonably detailed documentary evidence of its reasonably allocated portion of Subadviser's out-of-pocket costs and expenses incurred
(the "Reimbursement Request") on behalf of or for the benefit of the Fund for research and due diligence costs (including, without limitation, professional fees and expenses paid to third-party advisors who assist Subadviser in conducting operational due diligence) and technology expenses (including, without limitation, computer software licensing, development, purchasing, programming and operating costs), (in each case, whether internal costs or expenses reasonably allocated or external costs or expenses), the Fund shall pay to the Subadviser the amount of such costs and expenses up to, but not in excess of, the following amounts, based upon the following levels of the Fund's assets under management as of the calendar month-end immediately preceding the date of the Reimbursement Request:



*	5 basis points of the Fund's total assets if such
assets are less than or equal to $25 million;
*	3 basis points of the Fund's total assets if such
assets are in excess of $25 million but less than or
equal to $50 million;
*	2 basis points of the Fund's total assets if such
assets are in excess of $50 million but less than or
equal to $200 million; and
*	1 basis point of the Fund's total assets if such
assets are in excess of $200 million.

Notwithstanding the foregoing, in no event shall (i) the total amount paid by the Fund to reimburse
Subadviser for such expenses exceed $25,000 in any given calendar year, (ii) Subadviser seek reimbursement of any expenses from the Fund for which it does not seek reimbursement from all of its other clients (excluding Grandfathered Clients), and (iii)
Subadviser seek reimbursement of any expenses from the Fund on a basis less favorable to the Fund than the most favorable basis on which Subadviser seeks reimbursement for such expenses from all of its other clients (excluding Grandfathered Clients). In determining the amount of expenses for which Subadviser shall seek reimbursement from the Fund, Subadviser shall fairly and consistently apply an allocation methodology that it applies to all of its clients (excluding Grandfathered Clients) and pursuant to which it allocates such expenses among the Fund and its other clients (excluding Grandfathered Clients) for purposes of such reimbursement, and shall not apply such methodology in a manner that differs in its approach to the Fund relative to such other clients.
"Grandfathered Clients" means two of Subadviser's clients, each of which has been a client of Subadviser since 1995 and neither of which has ever reimbursed
Subadviser for any of its expenses.


1
Exhibit 1-3